Exhibit 99

Z Trim Holdings Receives Warning Letter from AMEX
Thursday May 3, 2007

MUNDELEIN HI May 3, 2007 / PRNewswire/ - Z Trim Holdings, Inc. (Amex: ZTM), reported today that by letter dated April 27 2007, the American Stock Exchange ("AMEX") notified Z Trim Holdings, Inc. (the "Company") pursuant to Section 1009(a)(i) of the AMEX Company Guide (the "Guide") that the Company was not in compliance with AMEX's continued listing standards as a result of the issuance of 8797996 shares of restricted common stock upon exercise of a warrant without prior listing approval, contrary to Section 301 of the Guide The letter constitutes a "Warning Letter" and does not cause the initiation of a de-listing procedure or result in the suspension of trading in the Company's common stock. The Company has resolved the Section 301 violation by rescinding the transaction-giving rise to the issuance of the shares in question.

ABOUT ZTRIM© . .

Z Trim hUD7/7trim.com/ is a natura] zero calorie fat-substitute made from the hulls of corn or oats. Z Trim lowers calories from tats up to 50% in most foods without negatively affecting taste or texture. Z Trim is typically not detectable when formulated correctly mdairy dressings dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bare, ice cream, milk shakes and many other foods. Z Trim often improves texture significantly; making meats juicier, baked goods moister, and dips creamier Z Trim adopts the flavor and mouth feel of most recipes. Consumer studies indicate a preference for Z Tnm foods over their full-fat counterparts 2 Trim can substantially reduce harmful Trans and saturated fats and adds healthy insoluble and soluble dietary fiber to foods in which it is used. Z Trim can improve digestion without the side effects sometimes associated with other fat substitutes Z Trim is currently featured in the #1 bestseller, "You On a Diet" by Dr. Mehmet Oz and Dr. Micahel Roizcn as an ingredient mat "could eventually change the way we eat." Media stories about Z Trim and Z Trim Holdings have been featured mconsumer, business and food industry irades around the world as well as all major news networks. Z Tnm was developed by die USDA. Z Trim Holdings participates in the PDA's voluntary GRAS notification program.

ABOUT Z TRIM APPETITE CONTROLCR)
Z Trim Appetite Control is 100% natural dietary fiber made from the bran of grain and delivered m a cellulose capsule. The new breakthrough product has great absorption capacity resulting in a feeling of fullness and a reduction in appetite thus allowing consumers to continue enjoying eating without sacrifice. Z Trim Appetite Control was recently shown m clinical studies to improve weight loss without causing any gastrointestinal or other negative side effects. Z Trim Appetite Control Capsules, at hup-//www zirim com/anncLitecontrol. are available as pM of a healthy multi-disciplinary approach.

Contact: Steve Cohcn, President
Voice: 847-549-6002
Email: stevec@ztrim.com